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                                                                    Exhibit 23.1
                                                                    ------------

                     CONSENT OF INDEPENDENT PUBLIC AUDITORS

The Board of Directors
Avant! Corporation

We consent to incorporation by reference in the registration statement on Form S-8 of Avant! Corporation of our reports dated May 22, 1998, relating to the consolidated balance sheets of Avant! Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1987, and the related schedule, which reports appear in the June 11, 1998 current report on Form 8-K/A of Avant! Corporation.


                              /s/ KPMG LLP
Mountain View, California     -----------------------------------
January 29, 1999              KPMG LLP